Exhibit 10.32

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

                AMENDMENT, dated as of March 19, 2002, by and between IVC INDUSTRIES, INC., a Delaware corporation (“Borrower”), and CONGRESS FINANCIAL CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H :

                WHEREAS, Lender and Borrower have entered into financing arrangements pursuant to which Lender may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated October 16, 2000, between Lender and Borrower, as amended by Amendment No. 1 to Loan and Security Agreement, dated June 13, 2001 and Amendment No. 2 to Loan and Security Agreement, dated June 14, 2001 (as further amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended and supplemented, collectively, the “Financing Agreements”).

                WHEREAS, Borrower, Nutritionals Acquisition Corp., a Delaware corporation (“NAC”) and Inverness Medical Innovations, Inc., a Delaware corporation, (“Inverness”) have agreed that NAC will merge with and into Borrower, and all of the issued and outstanding shares of the capital stock of the surviving corporation shall be acquired from the shareholders of Borrower by Inverness as set forth in the Amended and Restated Agreement and Plan of Merger, dated January 22, 2002, by and among NAC, Inverness and Borrower; and

                WHEREAS, Borrower has requested that Lender consent to such merger and acquisition and agree to certain amendments to the Loan Agreement in connection therewith;

                WHEREAS, Lender is willing to provide such consents and agree to such amendments, subject to the terms and conditions herein; and

                WHEREAS, by this Amendment No. 3, Lender and Borrower desire and intend to evidence such consents and amendments.

                NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.                                       Definitions.

                (a)    Amendments to Definitions.

(i)

All references to the term “Borrowing Base” in the Loan Agreement and each such reference is hereby amended to mean, at any time, the amount equal to:   eighty-five (85%) percent of the Net Amount of Eligible Accounts of Borrower plus (B) the least of:   fifty (50%) percent of the Value of Eligible Inventory consisting of finished goods and Bulk Inventory and raw materials,   seventy-five (75%) percent of the Net Recovery Percentage with respect to Eligible Inventory consisting of finished goods and Bulk Inventory and raw materials or  $10,000,000, less (C) any Reserves.

(ii)	All references to the term “Interest Rate” in the Loan Agreement and each such reference is hereby amended to mean:

(A)

subject to clause (B) below,  as to Prime Rate Loans, a rate equal to one and one-half (1 ½%) percent per annum in excess of the Prime Rate and  as to Eurodollar Rate Loans, a rate equal to three and three-quarters (3 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Adjusted Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); and

(B)

notwithstanding anything to the contrary contained in clause (A) above, the Interest Rate shall mean, at Lender’s option, upon three (3) Business Days prior written notice from Lender to Borrower, as to Prime Rate Loans, a rate equal to three and one-half (3 ½%) percent per annum in excess of the Prime Rate, and as to Eurodollar Rate Loans, the rate of five and three-quarters (5 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate,  for the period (aa) from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgement against Borrower) and (bb) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and  on Loans to Borrower at any time outstanding in excess of the Borrowing Base or the Revolving Loan Limit (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).

(iii)	All references to the term “Maximum Credit” in the Loan Agreement and each such reference is hereby amended to mean $19,200,000.

(iv)	All references to the term “Revolving Loan Limit” in the Loan Agreement and each such reference is hereby amended to mean $15,000,000.

(v)

All references to the term “Reserves” in the Loan Agreement and each such reference is hereby amended to include, in addition and not in limitation, a Reserve established at any time in an amount by which:  the then outstanding principal amount of the Term Loan exceeds  eighty (85%) of the Equipment Net Orderly Liquidation Value.

                (b)    Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition to and not in limitation of, the following definitions:

(i)

“Amendment No. 1” shall mean Amendment No. 1 to Loan and Security Agreement, dated June 13, 2001, by and among Lender, Borrower, Guarantor and International Vitamin Overseas Sales Corp., as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii)

“Amendment No. 3” shall mean this Amendment No. 3 to Loan and Security Agreement by and among Lender, Borrower, Guarantor and International Vitamin Overseas Sales Corp., as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(iii)

“Consolidated Net Income” shall mean, for any period, the aggregate of the net income (loss) of Borrower and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that,  the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower or wholly-owned Subsidiary of Borrower;  except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by Borrower or by its wholly-owned Subsidiaries shall be excluded; and  the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded.  For the purposes of this definition, net income excludes any gain together with any related Provision for  Taxes for such gain realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of Borrower or Subsidiary of Borrower and any net income realized or loss incurred as a result of changes in accounting principles or in the application thereof to Borrower.

(iv)

“EBITDA” shall mean with respect to any period, an amount equal to:  the Consolidated Net Income for such period, plus  depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income), all in accordance with GAAP, plus  Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income), plus  the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income).

(v)

“Eligible Equipment” shall mean manufacturing Equipment owned by Borrower, which is in good order, repair, running and marketable condition, located at Borrower’s premises and acceptable to Lender in all respects.  In general, Eligible Equipment will not include:  Equipment at premises other than those owned by Borrower, except as to Equipment at premises that are leased and controlled by Borrower if Lender shall have received a Collateral Access Agreement from the owner and lessor of such premises duly authorized, executed and delivered by such owner and lessor,  Equipment which is not subject to the first priority, valid and perfected security interest of Lender,  worn-out, obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of Borrower’s business and  customer specific tooling.  Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

(vi)

“Equipment Net Orderly Liquidation Value” shall mean, at any time the amount of the recovery in respect of the Eligible Equipment at such time on an orderly liquidation value basis as set forth in the most recent acceptable appraisal of Eligible Equipment received by Lender in accordance with Section 7.4 of the Loan Agreement or the terms hereof, net of operating expenses, liquidation expenses and commissions.

(vii)	“Merger” shall mean the merger of NAC with and into Borrower with Borrower as the surviving corporation pursuant to the terms of the Merger Agreements.

(viii)

“Merger Agreements” shall mean, collectively, the Amended and Restated Agreement and Plan of Merger, dated as of January 22, 2002, by and among NAC, Inverness, and Borrower, the Certificate of Merger of NAC and Borrowers and all related agreements, documents and instruments, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ix)	“Inverness” shall mean Inverness Medical Innovations Inc., a Delaware corporation, and its successors and assigns.

(x)	“Inverness Investment” shall have the meaning set forth in Section 9.22 of the Loan Agreement as amended hereby.

(xi)

“Inverness Subordination Agreement” shall mean the Subordination Agreement, dated on or about the date hereof, by and between Lender and Inverness, as acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xii)

“Interest Expense” shall mean, for any period, as to Borrower, as determined in accordance with GAAP, the total interest expense of Borrower, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

(xiii)	“Redeemable Preferred Stock” shall mean the Capital

Stock of the Borrower consisting of the Series A Preferred Stock having a par value of $.01 as described in and issued pursuant to the Amended and Restated Certificate of Incorporation of Borrower.

(xiv)

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by Borrower in respect of any period in accordance with GAAP.

                (c)   Interpretation.  For purposes of this Amendment No. 3, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2.                                       Consent to Acquisition and Merger. Subject to the terms and conditions contained herein, Lender hereby consents to:  the Merger pursuant to the terms of the Merger Agreements (as in effect on the date hereof) and   the acquisition by Inverness of all of the issued and outstanding shares of the Capital Stock of Borrower pursuant to the terms of the Merger Agreements (as in effect on the date hereof).  Lender agrees that such transactions shall not be deemed to constitute a breach of Section 9.7 of the Loan Agreement.

3.                                       Letter of Credit Accommodations.

                (a)   Letter of Credit Sublimit.  Section 2.2(e) of the Loan Agreement is hereby amended by deleting the reference to “$2,500,000” therein and substituting “$1,500,000” therefor.

                (b)    Letter of Credit Fees.  Section 2.2(b) is hereby deleted in its entirety and the following substituted therefor:

                                                                “(b)  In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations Borrower shall pay to Lender a letter of credit fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender’s option, upon notice to Borrower, at a rate equal to four (4%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender.  Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.”

4.                                       Inventory Appraisals.  Section 7.3(d) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

                                                                “(d) Borrower shall, at its expense, upon Lender’s request no more than two (2) times in any twelve (12) month period and in the event Excess Availability at any time is less than $1,000,000, then two (2) additional times (for a total of up to four (4) times, but no more often than one (1) time in any calendar  quarter, in any twelve (12) month period), but in any event at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely;”

5.                                       Equipment and Real Property Appraisals.  Section 7.4(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

                                                                “(a) (i) upon Lender’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely and (ii) in addition to, and not in limitation of, the appraisals required to be delivered to Lender pursuant to clause (i) above, Borrower shall, at its expense, on or before ninety (90) days after the date of Amendment No. 3 (provided, that, such appraisal may instead be delivered to Lender one hundred twenty (120) days after the date of Amendment No. 3 if the additional thirty (30) days is required solely due to the failure of the appraiser to deliver such appraisal), deliver or cause to be delivered to Lender written appraisals as to the Equipment and the Real Property in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely;”

6.                                       Reserves.

                (a)   The existing special Reserve in effect as of the date hereof in the amount of $350,000 shall be terminated upon the satisfaction of each of the following conditions as determined by Lender:   the outstanding principal amount of the Term Loan shall be less than the amount equal to eighty (80%) percent of the Equipment Net Orderly Liquidation Value and   no Event of Default, or act, condition or event which with notice or passage of time or both would constitute and Event of Default, shall exist or have occurred.  The foregoing shall not be construed to in any manner limit or impair the right of Lender to establish Reserves from time to time, including any Reserve pursuant to the terms of the amendment to the term “Reserve” set forth in this Amendment No. 3.

                (b)   The existing Special Availability Reserve in effect as of the date hereof in the amount of $500,000 (as provided for in Amendment No. 1) shall be terminated upon the satisfaction of each of the following conditions as determined by Lender:   the EBITDA of Borrower for any six (6) consecutive months (treated as a single accounting period), commencing with the six (6) months ending August 31, 2002 shall be greater than the amount set forth on Schedule 8(b) hereto for such six (6) consecutive months and  no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred.

7.                                       Sale of Assets. Section 9.7 of the Loan Agreement is hereby amended to add a new Section 9.7(b)(vi) at the end thereof as follows:

                                                                “(vi) except for the issuance and sale by Borrower of the Redeemable Preferred Stock to the extent permitted in Section 9.22 hereof.”

8.                                       Dividends and Redemptions.  Section 9.11 of the Loan Agreement is amended to add the following sentence at the end thereof:

                                                                “except for the redemption of the Redeemable Preferred Stock and the payment of dividends with respect to the Redeemable Preferred Stock to the extent expressly permitted in Section 9.22 hereof.”

9.                                       Inverness Investment.  Section 9.22 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

                                                                “9.22  Redeemable Preferred Stock.  Borrower may issue and sell its Capital Stock consisting of the Redeemable Preferred Stock to Inverness upon the effective date of the Merger (the “Inverness Investment”); provided, that,

                (a)   the net proceeds of the Inverness Investment payable to Borrower in immediately available funds shall be not less than $3,900,000,

                (b)   not less than $3,900,000 constituting the proceeds of the Inverness Investment shall be paid to Lender for application to the Obligations,

                (c)     the right of Inverness to redeem, repurchase acquire all or any portion, or otherwise make any payment in respect of the Inverness Investment shall be subordinate in right of payment to the indefeasible payment and satisfaction in full of all of the Obligations to Lender as set forth in the Inverness Subordination Agreement,

                (d)    Lender shall have received, in form and substance satisfactory to Lender, an original of the Inverness Subordination Agreement duly authorized, executed and delivered by each of Inverness and Borrower,

                (e)   Borrower shall not, and shall not be required to,  redeem repurchase, acquire all or any portion, or otherwise make any payment in respect of any of the Redeemable Preferred Stock, except that, Borrower may make payments to Inverness to redeem the Redeemable Preferred Stock owned and held by Inverness and Borrower may pay dividends in cash to Inverness in respect of the Redeemable Preferred Stock owned and held by Inverness in accordance with the terms of the Amended and Restated Certificate of Incorporation of Borrower as in effect on the date of Amendment No. 3, provided, that, as to any such payment and after giving effect thereto, each of the following conditions is satisfied as determined by Lender:  no Event of Default, or act, condition or event which with notice or passage of time or both would constitute such an Event of Default, shall exist or have occurred,  no such payment shall be made prior to April 1, 2003,  in no event shall the aggregate amount of all such payments in any year exceed $1,000,000,  the Excess Availability for each of the ten (10) consecutive business days prior to the date of such payment shall have been not less than $2,000,000,   after giving effect to such payment, the Excess Availability shall be not less than $2,000,000, and  in no event shall the aggregate amount of the annual cash dividends paid in respect of the Redeemable Preferred Stock in any fiscal year of Borrower exceed the amount equal to nine (9%) percent of the Series A Purchase Price (as such term is defined in the Amended and Restated Certificate of Incorporation of Borrower as in effect on the date of Amendment No. 3),

                (f)    not less than $1,500,000 of the net cash proceeds of the Inverness Investment shall be available to Borrower on and after the date of Amendment No. 3 in immediately available funds for, and shall be used by Borrower solely for, its working capital in the ordinary course of its business without condition or limitation,

                                                                                                (g)   Inverness and Borrower shall not, directly or indirectly,  amend, modify, alter or change the terms of the Inverness Investment or any agreement, document or instrument related thereto as in effect on the date of Amendment No. 3, except, that, Inverness and Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to reduce or eliminate the redemption or dividend rights in respect thereof, and

                (h)   Inverness and Borrower shall furnish to Lender all notices or demands in connection with such Inverness Investment either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Inverness or on its behalf, concurrently with the sending thereof, as the case may be.”

10.                                 Adjusted Tangible Net Worth.  Section 9.18 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

                                                    “9.18 Adjusted Tangible Net Worth.  Borrower shall, at all times, maintain

                                                    Adjusted Tangible Net Worth of not less than the amounts set forth below for the period indicated:

Amount	Period
$4,200,000	From the date hereof to and including July 31, 2002

$3,800,000	From August 1, 2002 to and including November 30, 2002

$4,500,000	From December 1, 2002 to and including February 28, 2003

$5,000,000	From March 1, 2003 to and including any time thereafter

provided, that, no changes to the calculation of Adjusted Tangible Net Worth directly attributable to purchase accounting adjustments as a result of the Merger shall be considered for purposes of this Section 9.18.”

11.                     Term.  Section 12.1(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

                                                      “(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending October 15, 2003 (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least ninety (90) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.  Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose.  Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York City time.”

12.       Early Termination Fee.  Section 12.1(c) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

                                                    “(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

Amount	Period
$450,000	From the date hereof to and including October 15, 2002

$150,000	From October 16, 2002 to but not including October 15, 2003, or if the term of this Agreement is extended, at any time prior to the end of the then current term.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing.”

13.                     Eurodollar Rate Loans.

            (a)    Section 2 of Amendment No. 1 to Loan and Security Agreement is hereby deleted in its entirely and the following substituted therefor: “intentionally deleted”.

            (b)   Section 3.1(c) of the Loan Agreement is hereby amended by adding the following to the end of  thereof:

“Upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender shall cease making Eurodollar Rate Loans.”

                                    14.           Waiver of Event of Default.

            (a)    Subject to the terms and conditions set forth herein, Lender hereby waives the Event of Default arising under Section 10.1(a) of the Loan Agreement as a result of the failure of Borrower to maintain an Adjusted Tangible Net Worth of $5,000,000 as required by Section 9.18 of the Loan Agreement as of the date hereof; provided, that, such waiver shall only apply to the failure of Borrower to comply with such Section 9.18 through and including the date hereof (but not at any time after the date hereof).

            (b)    Lender has not waived, is not by this Amendment waiving, and has no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Event of Default referred to above or otherwise), other than the Event of Default specifically referred to above through and including the date hereof (subject to the terms and conditions set forth in Section 14(a) above).   The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind (and including the failure of Borrower to comply with Section 9.18 at any time after the date hereof) or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Lender arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

15.

Amendment Fee.  In consideration of the amendments set forth herein, Borrower shall pay to Lender a fee in the amount of $150,000 and Lender may, at its option, charge the loan account of Borrower maintained by Lender the amount of such fee, which fee is fully earned and payable as of the date hereof.

16.

Additional Representations, Warranties and Covenants.  Borrower represents, warrants and covenants with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lender to Borrower:

            (a)   The Merger is valid and effective in accordance with the terms of the Merger Agreements, and the corporation statutes of the State of Delaware and Borrower is the surviving corporation pursuant to the Merger.

            (b)   All actions and proceedings required by the Merger Agreements, applicable law and regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

            (c)   No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Merger Agreements and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Merger Agreements.

            (d)   Contemporaneously with the Merger, Borrower, as survivor pursuant to the Merger, is and shall continue to be liable in all respects for all of the Obligations and the Obligations are unconditionally owing to Lender by Borrower as survivor pursuant to the Merger, without offset, defense or counterclaim of any kind, nature or description whatsoever.  The security interests in and liens upon the assets and properties of Borrower in favor of Lender shall continue upon such assets and properties to which Borrower shall succeed pursuant to the Merger, and such security interests and liens and their perfection and priority shall continue in all respects in full force and effect.  Without limiting the generality of the foregoing, the Merger shall in no way limit, impair or adversely affect the Obligations, howsoever arising, or any security interest or liens securing the same.

            (e)   Borrower has delivered, or caused to be delivered, to Lender, true, correct and complete copies of the Merger Agreements.

            (f)   All projected financial statements provided to Lender by Borrower including, but not limited to, the projected financial statements delivered in accordance with Section 17(k) hereto, represent Borrower’s reasonable best estimate of the future financial performance of Borrower for the periods set forth therein and have been prepared on the assumptions set forth therein which Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions.

            (g)   Borrower shall provide to Lender, in form and substance satisfactory to Lender, each month, a report outlining the payments made by Borrower with respect to the restructuring costs and charges of the Merger during the immediately preceding month, until such time as all such costs and charges incurred by Borrower in connection with the Merger have been paid in full.

            (h)   After giving effect to Section 14 above and the amendments to the Loan Agreement provided for herein, no Event of Default exists or has occurred as of the date of this Amendment No. 3.

            (i)   This Amendment No. 3 has been duly executed and delivered by each of Borrower, Guarantor and International Vitamin Overseas Sales Corp. and is in full force and effect as of the date hereof and the agreements and obligations of each of Borrower, Guarantor and International Vitamin Overseas Sales Corp. contained herein constitute legal, valid and binding obligations of each of Borrower, Guarantor and International Vitamin Overseas Sales Corp. enforceable against each of them in accordance with their respective terms.

17.

Conditions Precedent.  The effectiveness of the amendments and consents contained herein shall be subject to the satisfaction of each of the following, in a manner satisfactory to Lender and its counsel:

                                            (a)   Lender shall have received this Amendment No. 3 duly authorized, executed and delivered by the parties hereto;

            (b)    no Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred (after giving effect to the amendments to the Financing Agreements made by this Amendment No. 3);

            (c)   the Excess Availability as determined by Lender, as of the date hereof, shall not be less than $ 1,000,000 after giving effect to the amendments to the Loan Agreement provided for in this Amendment No. 3;

            (d)   Lender shall have received, in form and substance satisfactory to Lender, evidence that the Merger Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Merger Agreements have been consummated prior to or contemporaneously with the execution of this Agreement;

            (e)    Lender shall have received, in form and substance satisfactory to Lender, the opinion letter of counsel(s) to Borrower with respect to the Merger Agreements, the effectiveness of the Merger as of the date hereof, the Financing Agreements and the security interests and liens of Lender with respect to the Collateral and such other matters as Lender may request;

            (f)    Immediately upon the effectiveness of the Merger, Lender shall have received, in form and substance satisfactory to Lender, evidence that the certificates of Merger with respect to the Merger have been filed with the Secretary of State of the State of Delaware and the Merger is valid and effective in accordance with the terms and provisions of the Merger Agreements and the applicable corporation statutes of the State of Delaware;

            (g)   Immediately upon the effectiveness of the Merger, Lender shall have received, in form and substance satisfactory to Lender, a true, correct and complete copy of the Amended and Restated Certificate of Incorporation of Borrower authorizing the Redeemable Preferred Stock issued in connection with the Inverness Investment;

            (h)   Immediately upon the effectiveness of the Merger, Lender shall have received, in form and substance satisfactory to Lender, the original of the Inverness Subordination Agreement as duly authorized, executed and delivered by Inverness and Borrower;

            (i)    Immediately upon the effectiveness of the Merger, Lender shall have received, in form and substance satisfactory to Lender, an opinion letter from counsel to Borrower and Inverness with respect to the effectiveness of the Inverness Subordination Agreement.

            (j)    Immediately upon the effectiveness of the Merger, Lender shall have received by wire transfer in immediately available funds, all of the proceeds of the Inverness Investment, in the amount of not less than $3,900,000 for application to the Obligations;

            (k)    Lender shall have received, in form and substance satisfactory to Lender, a pro–forma balance sheet of Borrower reflecting the initial transactions contemplated hereunder, including, but not limited to, (i) the consummation of the Merger and the transactions contemplated in connection therewith in accordance with the Merger Agreements and (ii) the Inverness Investment in Borrower on the date hereof and the use of such Inverness Investment as provided herein, accompanied by a certificate, dated of even date herewith, signed by the chief financial officer of Borrower on its behalf, stating that such pro–forma balance sheet represents the reasonable, good faith opinion of Borrower as to the subject matter thereof as of the date of such certificate; and

            (l)    Lender shall have received, in form and substance satisfactory to Lender,  projected consolidated financial statements of Borrower and its Subsidiaries for the next two (2) fiscal years following the date hereof (including forecasted income statements, cash flow statements and balance sheets), all in reasonable detail, on a monthly basis and in form and substance satisfactory to Lender, together with such supporting information as Lender may request.

18.

Effect of this Amendment.  Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrower shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 3 or with respect to the subject matter of this Amendment No. 3.  To the extent of conflict between the terms of this Amendment No. 3 and the other Financing Agreements, the terms of this Amendment No. 3 shall control.  The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement.

19.

Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 3, including, without limitation, a written agreement by Borrower in favor of Lender, ratifying, among other things, the Financing Agreements, the Obligations and the liens and security interests securing the Obligations.

20.

Governing Law.  The validity, interpretation and enforcement of this Amendment No. 3 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

21.	Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

22.	Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

23.

Counterparts.  This Amendment No. 3 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment No. 3, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3.  Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 3, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 3 as to such party or any other party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the day and year first above written.

CONGRESS FINANCIAL CORPORATION

By:	/s/ Thomas Martin

Title:	Vice President

IVC INDUSTRIES, INC.

By:	/s/ Thomas Bocchino

Title:	Chief Financial Officer

HALL LABORATORIES LTD.

By:	/s/ William Lederman

Title:	President

INTERNATIONAL VITAMIN OVERSEAS SALES CORP.

By:	/s/ Thomas Bocchino

Title:	Chief Financial Officer